As filed with the Securities and Exchange Commission on June 1, 2020
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Fidelity National Financial, Inc.
(Exact name of registrant as specified in its charter)

Delaware	16-1725106
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
601 Riverside Avenue Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

FGL Holdings 2017 Omnibus Incentive Plan, as Amended and Restated

Non-Statutory Stock Option Grant Agreement (Initial Inducement Award for Christopher Blunt)

Non-Statutory Stock Option Grant Agreement (Stretch Inducement Award for Christopher Blunt)

Non-Statutory Stock Option Grant Agreement (Initial Inducement Award for Jonathan Bayer)

Non-Statutory Stock Option Grant Agreement (Stretch Inducement Award for Jonathan Bayer)

(Full Title of Plans)
Michael L. Gravelle Executive Vice President, General Counsel and Corporate Secretary Fidelity National Financial, Inc. 601 Riverside Avenue Jacksonville, Florida 32204
(Name and address of agent for service)
(904) 854-8100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting	Emerging growth
☒	☐	☐	company ☐	company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share, issuable pursuant to future awards under the FGL Holdings 2017 Omnibus Incentive Plan, as amended and restated	2,096,429(2)	$29.30(5)	$61,425,369.70(5)	$7,973.01
Common Stock, par value $0.0001 per share, issuable pursuant to outstanding stock option awards under the FGL Holdings 2017 Omnibus Incentive Plan, as amended and restated	1,323,559(3)	$38.14(6)	$50,480,540.26(6)	$6,552.37
Common Stock, par value $0.0001 per share, issuable pursuant to outstanding inducement stock option awards	1,088,037(4)	$33.48(6)	$36,427,478.76(6)	$4,728.29
Total	4,508,025		$148,333,388.72	$19,253.67

(1)	In addition to the number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Fidelity National Financial, Inc. (the “Registrant”) stated above, pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers any additional securities to be offered or issued under the FGL Omnibus Incentive Plan or the Inducement Award Agreements (each, as defined below) in connection with stock splits, stock dividends, recapitalizations or similar transactions.

(2)	In connection with the acquisition of FGL Holdings (“FGL”) on June 1, 2020, the Registrant has assumed the shares that remained available for future awards under the FGL Holdings 2017 Omnibus Incentive Plan, as amended and restated (the “FGL Omnibus Incentive Plan”) and converted such shares into 2,096,429 shares of Common Stock that may be issued pursuant to future awards granted under the FGL Omnibus Incentive Plan in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the NYSE Listed Company Manual.

(3)	Represents the maximum number of shares of Common Stock issuable pursuant to the outstanding stock option awards under the FGL Omnibus Incentive Plan, which were assumed by the Registrant in connection with the acquisition of FGL on June 1, 2020.

(4)	Represents the maximum number of shares of Common Stock issuable pursuant to the outstanding inducement stock option awards under the Non-Statutory Stock Option Grant Agreements with Christopher Blunt and Jonathan Bayer (collectively, the “Inducement Award Agreements”), which were granted by FGL as inducement awards in reliance on the employment inducement exception to shareholder approval under Section 303A.08 of the NYSE Listed Company Manual and were assumed by the Registrant in connection with the acquisition of FGL on June 1, 2020.

(5)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported by the New York Stock Exchange on May 26, 2020.

(6)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the weighted-average exercise price per share of the outstanding stock options under the FGL Omnibus Incentive Plan and the weighted-average exercise price per share of the outstanding inducement stock option awards, as applicable, in each case assumed by the Registrant.

EXPLANATORY NOTE

Fidelity National Financial, Inc. (the “Registrant”) files this Registration Statement on Form S-8 (this “Registration Statement”) to register 2,096,429 shares of Common Stock that may be issued pursuant to future awards under the FGL Omnibus Incentive Plan, 1,323,559 shares of Common Stock that may be issued pursuant to outstanding stock options under the FGL Omnibus Incentive Plan, and 1,088,037 shares of Common Stock that may be issued under the Inducement Award Agreements, each of which were assumed by the Registrant in connection with the Mergers (as defined below).

On June 1, 2020, the Registrant completed the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 7, 2020 and as amended on April 24, 2020, by and among FGL Holdings, a Cayman Islands exempted company (“FGL”), the Registrant, F I Corp., a Cayman Islands exempted company, and F II Corp., a Cayman Islands exempted company. Upon the consummation of the transactions contemplated in the Merger Agreement (the “Mergers”), FGL and its subsidiaries became wholly owned subsidiaries of the Registrant. In connection with the Mergers, certain outstanding stock options under the FGL Omnibus Incentive Plan and the Inducement Award Agreements were assumed by the Registrant and converted into stock options to purchase such number of shares of the Registrant’s Common Stock (the “Converted Stock Options”) equal to the product (rounded down to the nearest whole share) of (i) the number of FGL’s ordinary shares subject to such options immediately prior to the Mergers and (ii) the exchange ratio of 0.2558, at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per FGL’s ordinary share subject to such options immediately prior to the Mergers (b) divided by the exchange ratio.

In addition to the shares of Common Stock issuable upon exercise of such Converted Stock Options, this Registration Statement registers the number of shares of Common Stock to be reserved for issuance under the FGL Omnibus Incentive Plan, as assumed by the Registrant, which additional shares represent the remaining number of FGL’s ordinary shares that were available for issuance under the FGL Omnibus Incentive Plan immediately prior to the Mergers, as appropriately adjusted to reflect such transaction, in accordance with, and subject to the terms and conditions of, an exception under Section 303A.08 of the NYSE Listed Company Manual. Pursuant to an exception under Section 303A.08 of the NYSE Listed Company Manual, shareholder approval is not required to list shares on the New York Stock Exchange that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in a corporate acquisition or merger transaction and such shares may be used for certain post-transaction grants, either under the pre-existing plan or another plan, provided that (i) the number of shares available for grants is appropriately adjusted to reflect the transaction; (ii) the time during which those shares are available is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction; and (iii) the options and other awards are not granted to individuals who were employed, immediately before the transaction, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the FGL Omnibus Incentive Plan and Inducement Award Agreements, as required by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission (excluding any portions of such document that have been furnished to, and deemed not to filed with, the Commission):

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 14, 2020;

(b)	Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 23, 2020 (other than those portions of such Proxy Statement not deemed to be “filed” with the Commission);

(c)	Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on April 28, 2020;

(d)	Registrant’s Current Reports on Forms 8-K dated February 7, 2020, February 13, 2020, April 22, 2020, May 7, 2020, May 28, 2020, May 29, 2020, May 29, 2020, and June 1, 2020*; and

(e)	The description of the Registrant’s FNF Group common stock in the Registrant’s Registration Statement on Form 8-A/A (File No. 001-32630), filed with the Commission on June 18, 2014, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

*Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Certificate provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit. The Certificate provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Fifth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 13, 2018)

4.2	Fourth Amended and Restated Bylaws of Fidelity National Financial, Inc., dated February 1, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated February 2, 2017)

5.1	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, relating to Fidelity National Financial, Inc.’s financial statements

23.2	Consent of Willkie Farr & Gallagher LLP (included in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	FGL Holdings 2017 Omnibus Incentive Plan, as amended and restated through June 1, 2020

99.2	Non-Statutory Stock Option Grant Agreement (Initial Award) between FGL Holdings and Christopher Blunt, dated as of December 21, 2018 (incorporated by reference to Exhibit 10.70 of FGL Holdings’ Annual Report on Form 10-K, filed with the Commission on March 1, 2019)

99.3	Non-Statutory Stock Option Grant Agreement (Stretch Award) between FGL Holdings and Christopher Blunt, dated as of December 21, 2018 (incorporated by reference to Exhibit 10.71 of FGL Holdings’ Annual Report on Form 10-K, filed with the Commission on March 1, 2019)

99.4	Non-Statutory Stock Option Grant Agreement (Initial Award) between FGL Holdings and Jonathan Bayer, dated as of December 21, 2018 (incorporated by reference to Exhibit 10.72 of the FGL Holdings’ Annual Report on Form 10-K, filed with the Commission on March 1, 2019)

99.5	Non-Statutory Stock Option Grant Agreement (Stretch Award) between FGL Holdings and Jonathan Bayer, dated as of December 21, 2018 (incorporated by reference to Exhibit 10.73 of FGL Holdings’ Annual Report on Form 10-K, filed with the Commission on March 1, 2019)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on June 1, 2020.

Fidelity National Financial, Inc.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Michael L. Gravelle as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement on Form S-8 (including post-effective amendments), to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William P. Foley
William P. Foley, II	Director and Chairman of the Board	June 1, 2020

/s/ Raymond R. Quirk
Raymond R. Quirk	Chief Executive Officer and Director (Principal Executive Officer)	June 1, 2020

/s/ Anthony J. Park
Anthony J. Park	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 1, 2020

/s/ Douglas K. Ammerman
Douglas K. Ammerman	Director	June 1, 2020

/s/ Thomas M. Hagerty
Thomas M. Hagerty	Director	June 1, 2020

/s/ Daniel D. (Ron) Lane
Daniel D. (Ron) Lane	Director	June 1, 2020

/s/ Richard N. Massey
Richard N. Massey	Director	June 1, 2020

/s/ Heather H. Murren
Heather H. Murren	Director	June 1, 2020

/s/ John D. Rood
John D. Rood	Director	June 1, 2020

/s/ Peter O. Shea, Jr.
Peter O. Shea, Jr.	Director	June 1, 2020

/s/ Cary H. Thompson
Cary H. Thompson	Director	June 1, 2020